UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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☐     Preliminary Proxy Statement
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INTERVIDEO, INC.
(Name of Registrant as Specified In Its Charter)
COREL CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by Corel Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: InterVideo, Inc.
Commission File No.: 000-49809
The following are excerpts from Corel Corporation’s earnings call for the third quarter of 2006.
Excerpt from Remarks of David Dobson, Chief Executive Officer of Corel
...This quarter we continued to see the results of our investments in these regions, with revenue growing by 31% over the same period last year in the emerging and developing markets. Expansion in developing markets is very key to our strategy and one of the reasons why InterVideo represented such an attractive acquisition candidate. This acquisition is highly complementary to Corel and further supports our emerging position as a lead consolidator in the package software industry.
The combination of InterVideo and Ulead enables us to expand our graphics and digital imaging product line, adding video editing and DVD creation and playback capabilities to our portfolio of high-value products. When the acquisition is complete, Corel will provide the industry’s broadest portfolio of digital media software.
As with WinZip, the ubiquity of the InterVideo brand creates a robust platform from which Corel can build long-term customer relationships through tailored messaging and cross-sell and up-sell opportunities. Partnerships are also a key consideration for us. InterVideo has established relationships with eight of the world’s top-ten PC manufacturers, providing us with opportunities to extend the distribution of Corel’s products to new customer sites and geographies.
And finally the acquisition of InterVideo and Ulead will strengthen Corel’s presence in Asia Pacific and Europe, key strategic regions for us, as we continue to grow Corel’s business internationally.
So in summary, we are very excited at the prospect of combining the strength and capabilities of three established, innovative and successful companies. We have been very impressed with the knowledge and expertise of the InterVideo and Ulead teams and the integration planning process is well underway. We expect the acquisition to close sometime before the end of the fourth quarter of this year.
Now we are not providing any additional guidance on the merged companies at this time, however, we will provide further update once the acquisition officially closes. I’d now like to turn the call over to Doug McCollam to take you through a little bit more detailed discussion of our financials...
Excerpts from Question and Answer Session
...<Q — Brian Essex>: Hi, good afternoon. Had a few questions regarding the acquisition and I guess a two-part question. One, do you have key benchmarks that we should look for as we go forward so we can look for some progress with regarding the acquisition? And as a follow-up, I believe that there are some — regarding sources and uses, some tranches of the debt as well as maybe some potential movement in the cash position coming from InterVideo that may affect sources and uses? Any more color on that compared to when we spoke last?
<A — David Dobson>: Brian, I will take the first one and I’ll ask Doug to talk about the second one. With regards to benchmarks, clearly what we will do, we are still in the early stages of the — of closing this transaction, which we indicated when we announced it at the end of August that we were certainly moving towards closing this transaction towards the latter part of fourth quarter of this year, and when we get to that date, we will announce more details about what you should expect, what we are doing with InterVideo, how we are integrating into our business and provide more details around the benchmarks that we will certainly be looking for, for progress.
<A — Douglas McCollam>: Hi, Brian, it’s Doug McCollam.
<Q — Brian Essex>: Hi.
<A — Douglas McCollam>: According to the second part of the question, yes, InterVideo at their last reporting date had $102 million of cash on their balance sheet. Now 23, 24 million of that cash is earmarked to complete the completion of the Ulead acquisition, which is expected to again close by the end of the fiscal year and they had some other accruals for some royalty payments, so in essence, $75 million of cash is available off of the Ulead balance sheet to help finance the acquisition.
<Q — Brian Essex>: Any resolution in terms of I guess resolving the other portion of debt, I guess last time that we spoke had not yet been determined?
<A — David Dobson>: So we are in a process of securing other debt financing, in the process. We don’t anticipate any challenges in getting that done over the next few weeks...
...<Q — Gene Munster>: Hey, good afternoon, everybody. Just on the InterVideo side, maybe you can drill down a little bit into how far, I guess we are a couple of months into this, so I don’t want to get too far ahead of ourselves, but as you kind of look at the business as a whole, I think one of the big opportunities for you guys is really getting that to be an accretive acquisition and, David, I know you have been kind of clear to keep expectations in check on that front. I guess maybe you can walk through how far do you feel like you are kind of through the taking a look at InterVideo? And specifically is when do you think you are going to have a really good idea in terms of what the potential accretion is going to be?
<A — David Dobson>: Hi, Gene. Yes, first of all I think we continue to be, you said two months, it has really been a month, so we are a month into it from when we announced the transaction at the end of August, so we are still pretty early into it, but we have — our teams have moved very quickly on the integration process and we are very encouraged with what we are seeing with InterVideo, particularly from the teams as we have our teams meeting around the world, and in fact, there is lot of activities going on as you would expect right now. No real change from what we communicated earlier, that as we close the transaction sometime, we think it will be sometime towards the end of the fourth quarter, the calendar fourth quarter, we will be in a much better position to be able to communicate what we think the impact of the acquisition will be. Clearly, we expect the acquisition to be accretive. That was one of our core criteria when we went into it, and at this point, certainly no change in our views of this being an accretive transaction, so I know it — you certainly would like us to provide you with some more information and we look forward to being in a position to do that over the next couple of months.

<Q — Gene Munster>: Okay. I guess how much just in terms of re-branding some of the products? When do you think we will start to see that? Or are we going to see that?
<A — David Dobson>: Certainly no decisions that we have made or certainly that we have communicated around the products. One of the things we liked about Ulead and InterVideo is the strength of their brand, so InterVideo and their specific product brands like WinDVD and WinDVD Creator, very powerful brands that we continue to plan on leveraging and I would say the same goes for the Ulead products. We will continue to look at those brands and certainly leverage them in a way that we don’t have any negative impact with customers or partners around the world and I think probably the best indicator of where we will go on that is looking what we have done with our last two acquisitions. When you look at Jasc, I mean you don’t see Jasc that much, but you certainly see Paint Shop Pro and Paint Shop Photo Album and WinZip. These are not brands that we want to lose any of the value that they have in the marketplace, so I think that is an indicator of where we are going, so no decisions made that we can communicate at this point.
<Q — Gene Munster>: Okay. One final question. Just on the operational side, if you look at kind of the amount of headcount reductions you do related to the integration, are you a quarter of the way through that, 75% of the way through that? How far are you through that side of it?
<A — David Dobson>: Nothing to announce at this point, Gene. We are looking at all aspects of the InterVideo business, the Ulead business and the Corel business and certainly no decisions made on headcount. We are working with all of the people and teams across all these businesses and we will make decisions in due time, so clearly what we are looking at and you should expect, we have got three public companies here, with Ulead trading in Taiwan and InterVideo trading on NASDAQ and being a public company and, of course, Corel and there will be opportunities, we know, that I can comment on to reduce some public company costs and some of the outside consultants that have certainly been engaged as three separate companies. So we know that is an opportunity and we are looking at that. We will be very aggressive in that area. With regards to people, certainly nothing to announce now, and as we get closer to the closing of this transaction, we will be in a much better position to comment further on that.
<Q — Gene Munster>: Great. Thank you...
Forward-Looking Statements:
This document includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. Such risks include the risk that the proposed transaction may not be completed in a timely manner, if at all, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers and other risks, some of which are discussed in the companies’ reports filed with the Securities and Exchange Commission (the “SEC”) under the caption Risk Factors and elsewhere, including, without limitation, Corel’s Prospectus dated April 25, 2006 and InterVideo’s 10-Q for the quarter ended June 30, 2006. Copies of Corel’s and InterVideo’s filings with the SEC can be obtained on their websites, or at the SEC’s website at www.sec.gov. Any forward-looking statement is qualified by reference to these risks, uncertainties and factors. Forward-looking statements speak only as of the date of the document in which they are made. These risks, uncertainties and factors are not exclusive, and Corel and InterVideo undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this document except as required by law.
Additional Information About the Proposed Transaction:
In connection with the merger, InterVideo will file a proxy statement and other relevant documents concerning the transaction with the SEC. Stockholders of InterVideo are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting InterVideo Investor Relations, InterVideo, Inc., 46430 Fremont Blvd. Fremont, CA 94538, USA, telephone: (510) 651-0888. In addition, documents filed with the SEC by InterVideo are available free of charge at the SEC’s web site at www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of InterVideo in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy materials filed by InterVideo with the SEC.